Exhibit 8.1

December 9, 2022

Gesher I Acquisition Corp.

PO Box 309, Ugland House

Grand Cayman, KY1-1104, Cayman Islands

Freightos Limited

Technology Park Building 2,

1 Derech Agudat Sport HaPo’el,

Jerusalem, Israel 9695102

Re:	Business Combination Agreement by and among Gesher I Acquisition Corp., Freightos Limited, Freightos Merger Sub I and Freightos Merger Sub II.

To the Boards of Directors:

We have acted as counsel to Gesher I Acquisition Corp., a Cayman Islands exempted company limited by shares (“Gesher”), in connection with the Business Combination, as defined and described in the Business Combination Agreement dated as of May 31, 2022 (the “Business Combination Agreement”) by and among Gesher, Freightos Limited, a Cayman Islands exempted company limited by shares (“Freightos”), Freightos Merger Sub I, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of Freightos and Freightos Merger Sub II, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of Freightos. Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Business Combination Agreement. This opinion is being delivered in connection with the Registration Statement on Form F-4 (as amended, the “Registration Statement”) filed by Freightos with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Business Combination Agreement, (ii) the Registration Statement, (iii) the letters of representation issued to us by Gesher and Freightos and dated as of December 5, 2022 (the “Tax Representation Letters”), and (iv) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Business Combination will be effected in accordance with the terms of the Business Combination Agreement, (ii) the information set forth in the Registration Statement and Business Combination Agreement is true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, and (iii) the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement and the Transaction Documents. We have also assumed that any representations made in the Business Combination Agreement or the Tax Representation Letters “to the knowledge of” or based upon the belief of Gesher or Freightos, or otherwise similarly qualified, are true, correct, and complete and will remain true, correct and complete at all times up to and including the Second Effective Time, in each case without such qualification.

In rendering our opinion, we have considered the applicable provisions of (i) the Internal Revenue Code of 1986, as amended (the “Code”) as in effect on the date hereof, and our interpretations of the Code, (ii) the applicable Treasury regulations promulgated under the Code (the “Regulations”) as currently in effect, (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Regulations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Gesher I Acquisition Corp. Freightos Limited December 9, 2022 Page 2

Based upon and subject to the foregoing, we are of the opinion that (a) the discussion set forth in the Registration Statement under the heading “CERTAN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Business Combination; and (b) the First Merger, taken together with the Additional Transactions (as defined in the Registration Statement), as set forth under the heading “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS,” and subject to the limitations and qualifications therein, will more likely than not qualify as an exchange pursuant to Section 351 of the Code.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all facts, information, statements and representations referred to, set forth or assumed herein, in the Business Combination Agreement, the Registration Statement and the Tax Representation Letters. Any material change in the law, authorities, or such facts, information, statements or representations could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in (i) applicable law or (ii) factual matters arising subsequent to the date hereof that would cause any statement, representation or assumption herein to no longer be true or correct.

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Business Combination or any other transaction, including any other transaction undertaken in connection with the Business Combination or contemplated by the terms of the Business Combination Agreement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name and the discussion of our opinion under the captions “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS,” and “LEGAL MATTERS” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP